EXHIBIT 11


                                 GRIST MILL CO.
                  EXHIBIT 11--COMPUTATION OF EARNINGS PER SHARE
                 (Unaudited, in thousands except per share data)


                                    Three Months Ended
                                    ------------------
                                         August 31
                                    ------------------
                                      1996      1995
                                    -------    -------
Primary earnings per share:

  Net earnings applicable
  to common stock                    $  587    $1,208
                                     ======    ======

Average number of common
  and common equivalent
  shares outstanding:
Average common shares
  outstanding                         6,767     6,670
Dilutive effect of stock
  options                                12       256
                                     ------    ------
                                      6,779     6,926
                                     ======    ======

Primary earnings per share           $  .09    $  .17
                                     ======    ======


Fully diluted earnings per share:

Earnings for fully diluted
  computation                        $  587    $1,208
                                     ======    ======

Average number of common
  and common equivalent
  shares outstanding:
Average common shares
  outstanding:                        6,767     6,670
Dilutive effect of stock
  options                                12       272
                                     ------    ------
                                      6,779     6,942
                                     ======    ======

Fully diluted earnings
  per share                          $  .09    $  .17
                                     ======    ======